EXHIBIT (a)(1)(D)

SUPPLEMENT DATED JUNE 5, 2001
TO
OFFER TO EXCHANGE DATED MAY 16, 2001

VCAMPUS CORPORATION

Offer to exchange all outstanding options to purchase common stock granted to VCampus Corporation employees under the VCampus Corporation 1996 Stock Plan that are held by employee option holders who have not received options after December 13, 2000 for new options to be granted under the VCampus Corporation 1996 Stock Plan.

The offer and withdrawal rights expire at 5:00 p.m., Virginia time, on June 15, 2001 unless the offer is extended.

      VCampus Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted to VCampus Corporation employees under the VCampus Corporation 1996 Stock Plan (the “1996 Stock Plan”) that are held by employee option holders who have not received options after December 13, 2000 (the “eligible options”) for new options we will grant under the 1996 Stock Plan. We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the “offer”). The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by such option holder and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. You may tender eligible options for all or any portion of the shares of common stock subject to each of your eligible option agreements. All tendered eligible options accepted by us pursuant to the offer will be cancelled. The exercise price per share of the new options will be equal to the fair market value of our common stock on the day of the grant of the new options. The new options will maintain the vesting schedule of the eligible options accepted for exchange.

      The offer is not conditioned upon a minimum number of eligible options being tendered. The offer is subject to conditions that we describe in Section 6 of this offer to exchange.

      Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether or not to tender your eligible options. We have been advised that most of our executive officers, including those that are directors, intend to tender options pursuant to this offer. Non-employee directors are not eligible to participate in the offer.

      Shares of our common stock are quoted on the Nasdaq SmallCap Market under the symbol “VCMP.” On May 15, 2001, the last reported sale price during regular trading hours of our common stock on the Nasdaq SmallCap Market was $1.65 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options.

      This offer to exchange has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this offer to exchange. Any representation to the contrary is a criminal offense.

      You should direct questions about the offer or requests for assistance or for additional copies of this offer to exchange or the letter of transmittal to Michael Schwien, VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

Important

      If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191, Attention: Michael Schwien.

      We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

INTRODUCTORY STATEMENT

      The following information amends and supplements our offer to exchange dated May 16, 2001 (the “Offer to Exchange”). Pursuant to this supplement, we are:

1.	amending the “Summary Term Sheet” section of the Offer to Exchange to advise you that if we extend the offer, we will announce such extension by 9:00 a.m. Eastern time on the next business day following the originally scheduled expiration date (rather than by 11:00 a.m. on that date);

2.	amending Section 6 to clarify and revise certain conditions to the Offer to Exchange; and

3.	amending and restating Section 9 of the Offer to Exchange (“Information Concerning VCampus”) to provide certain additional summary financial information.

Except as provided otherwise herein, this supplement does not alter the terms and conditions previously set forth in the Offer to Exchange, and should be read in conjunction with the offer to exchange.

SUMMARY TERM SHEET

      This supplement amends and restates the following subsection of the “Summary Term Sheet” section of the Offer to Exchange.

When Does The Offer Expire? Can The Offer Be Extended, And If So, How Will You Be Notified If It Is Extended?

      The offer expires on June 15, 2001, at 5:00 p.m., Virginia time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Virginia time, on the next business day following the previously scheduled expiration of the offer period.

This supplement amends and restates Section 6(c)(5) of the Offer to Exchange as follows:

      6. Conditions of the Offer.

      Notwithstanding any other provision of the offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 15, 2001, and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

(c)	there shall have occurred:

	(5)	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of VCampus, the trading in our common stock or make it inadvisable to proceed with the offer; or

This supplement amends and restates the last paragraph of Section 6 of the Offer to Exchange to delete the following sentence:

      “The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.”

This supplement amends and restates Section 9 of the Offer to Exchange in its entirety as follows:

      9. Information Concerning VCampus.

      VCampus Corporation creates and hosts online courseware delivery systems known as virtual campuses, or VCampuses, to meet corporate and institutional needs for education and training. VCampus is a leading e-Learning Application Service Provider, or ASP, that develops, manages and hosts turn-key, web-based learning environments for corporations, institutions of higher education and government agencies, enabling them to offer global distance learning solutions to their customers, employees, distributors, suppliers and students.

      We are incorporated in Delaware. Our principal executive offices are located at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191, and our telephone number at that address is (703) 893-7800.

      The following tables set forth selected consolidated financial and operating data for VCampus. The selected historical statement of operations data set forth below with respect to the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1999 and 2000 are derived from, and are referenced to, the audited consolidated financial statements of the Company included in our annual report on Form 10-K for the year ended December 31, 2000. The selected historical statement of operations data for the three months ended March 31, 2000 and March 31, 2001 and the selected historical balance sheet data as of March 31, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended March 31, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes.

VCAMPUS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,		Three Months Ended March 31,

	1999	2000	2000	2001

			(unaudited)	(unaudited)
Revenues:

Online tuition revenues	$3,834,617	$5,064,889	$1,275,515	$1,466,963

Virtual campus software revenues	216,341	115,093	37,596	22,659

Online development and other revenues	977,295	1,021,811	196,692	157,087

Product sales revenues	1,222,389	413,999	129,560	19,063

Other service revenues	305,046	175,399	38,730	50,461

Instructor-led training revenues	4,991,751	2,664,892	780,685	95,204

Net revenues	11,547,439	9,456,083	2,458,778	1,811,437

Costs and expenses:

Cost of revenues	5,748,745	3,296,284	914,979	344,480

Sales and marketing	4,285,989	6,241,397	1,077,970	1,363,118

Product development and operations	2,241,283	3,555,093	798,201	614,552

General and administrative	2,632,937	2,759,682	822,382	533,022

Depreciation and amortization	2,955,997	2,916,152	707,160	547,169

Compensation expense in connection with the acquisition of HTR, Inc.	1,089,240	654,294	654,294	—

Reorganization and other non-recurring charges	360,000	2,261,335	—	—

Stock-based compensation	—	361,391	—	425,898

Total costs and expenses	19,314,191	22,045,628	4,974,986	3,828,239

Loss from operations	(7,766,752)	(12,589,545)	(2,516,208)	(2,016,802)

Other income (expense):

Gain (loss) on sale of subsidiaries	1,446	—	—	—

Interest income (expense)	(721,423)	165,800	17,287	5,674

Loss before cumulative effect of change in accounting principle	(8,486,729)	(12,423,745)	(2,498,921)	(2,011,128)

Cumulative effect of change in accounting principle	—	(461,000)	—	—

Net loss	(8,486,729)	(12,884,745)	(2,498,921)	$2,011,128

Dividends to preferred stockholders	(448,180)	(1,152,819)	(73,592)	(135,052)

Net loss attributable to common stockholders	$(8,934,909)	$(14,037,564)	$(2,572,513)	$2,146,180

Net loss per share before cumulative effect of change in accounting principle	$(1.91)	$(1.70)	$(0.36)	$(0.22)

Cumulative effect of change in accounting principle	--)	(0.06)	—	—

Basic and diluted loss per share	$(1.91)	$(1.76)	$(0.36)	$(0.22)

VCAMPUS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
			March 31,
ASSETS	1999	2000	2001

Current assets:			(unaudited)
Cash and cash equivalents	$204,455	$243,204	$536,692

Accounts receivable, less allowance of $142,000, $218,000 and $108,000 at December 31, 1999 and 2000, and March 31, 2001, respectively	1,349,332	705,975	1,213,689

Loans receivable from related parties	124,182	132,182	134,183

Loans receivable — current	1,213,717	269,596	160,561

Prepaid expenses and other current assets	599,645	232,781	239,967

Total current assets	3,491,331	1,583,738	2,285,092

Property and equipment, net	1,464,483	1,643,205	1,401,752

Capitalized software costs and courseware development costs, net	1,543,520	1,226,904	1,178,473

Acquired online publishing rights, net	169,624	40,608	26,127

Loans receivable — less current portion	150,226	123,649	116,753

Other assets	180,988	250,684	242,255

Other intangible assets, net	1,913,259	1,453,233	1,338,173

Goodwill, net	1,754,682	329,571	314,804

Total assets	$10,668,113	$6,651,592	$6,903,429

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$2,819,956	$1,396,815	$1,642,504

Accrued expenses	2,672,160	1,372,826	1,212,656

Notes payable — current portion	1,877,509	—	1,265,060

Deferred revenues	1,276,283	850,570	72,598

Total current liabilities	8,645,908	3,620,211	4,192,818

Stockholders’ equity:

Series C convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $7,910,172; 1,000,000 shares authorized; 623,339 shares issued and outstanding at December 31, 1999 and 2000 and March 31, 2001	6,233	6,233	6,233

Series D convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $8,832,805; 1,200,000 shares authorized; 1,073,370, 1,070,643 and 1,070,643 shares issued and outstanding at December 31, 1999 and 2000 and March 31, 2001, respectively	10,734	10,706	10,706

Series E convertible Preferred Stock, $0.01 par value per share; aggregate liquidation preference of $860,370 and $2,242,826, respectively; 3,000,000 shares authorized; 214,928, 574,557 and 497,585 shares issued and outstanding at December 31, 1999 and 2000 and March 31, 2001, respectively	2,149	5,746	4,976

Common Stock, $0.01 par value per share; 36,000,000 shares authorized 5,684,110, 9,508,509 and 10,983,745 shares issued and outstanding at December 31, 1999 and 2000 and March 31, 2001, respectively	56,840	95,085	109,837

Additional paid-in capital	58,578,078	73,499,027	75,285,616

Accumulated deficit	(56,631,829)	(70,585,416)	(72,706,757)

Total stockholders’ equity	2,022,205	3,031,381	2,710,611

Total liabilities and stockholders’ equity	$10,668,113	$6,651,592	$6,903,429

      Our book value per share as of March 31, 2001 was $0.25.

      See “Additional Information” beginning on page 4 of the Supplement below for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above, and the notes thereto.

      16. Additional Information.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

1.	our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001 and our quarterly report on Form 10-Q for the quarter ended March 31, 2001 filed with the SEC on May 15, 2001;

2.	our definitive Proxy Statement filed with the SEC on April 30, 2001; and

3.	the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on September 24, 1996, including any amendments or reports we file for the purpose of updating that description.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	7 World Trade Center Suite 1300 New York, New York 10048	500 West Madison Street Suite 1400 Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “VCMP,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

VCampus Corporation
Attention: Michael Schwien

1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

or by telephoning us at (703) 893-7800 between the hours of 9:00 a.m. and 5:00 p.m., Virginia time.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you.

      17. Miscellaneous.

      This supplement to the Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include the need to raise additional capital, dependence on new product development, rapid technological and market change and risks related to future growth and rapid expansion. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

      We have amended and restated our form of letter of transmittal and our form of option agreement relating to this offer and have filed with the SEC such documents as exhibits to our amended Schedule TO. Any option holders who have yet to tender their Eligible Options and who still desire to do so should use the amended and restated letter of transmittal being distributed herewith to all eligible option holders. No changes are required for any Eligible Options tendered using the original form of letter of transmittal. Pursuant to these amendments, we declare void any representation from any option holder to the effect that such option holder “read and understood” the terms and conditions of the offer or that such option holder is “aware” of the business affairs and financial condition or is “informed and knowledgeable” in regard to any purchase of shares upon exercise of the option.

VCampus Corporation	June 5, 2001